Exhibit 1

Stratus Technologies Bermuda Holdings Ltd. Cumberland House, 9th Floor One Victoria Street Hamilton HM 11, Bermuda

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Stratus Technologies Bermuda Holdings Ltd. Announces Issuance of Series B

Shares to Note Purchaser Shareholders and Second Lien Shareholders

Hamilton, Bermuda, April 4, 2013 – Stratus Technologies Bermuda Holdings Ltd. (“Stratus” or the “Company”), a global provider of uptime assurance, today announced that, pursuant to the Subscription and Shareholders Agreement (the “Shareholders Agreement”) dated as of April 8, 2010, among the Company, Technology Holdings Ltd., the Note Purchaser Shareholders and the Second Lien Shareholders, the Company anticipates making the following issuances on April 30, 2013 (the “Second Closing Date”):

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to the Second Lien Shareholders or, in certain cases, to the holders of Loans outstanding under the First Amended and Restated Second Lien Credit Agreement, dated as of August 28, 2006, among certain subsidiaries of the Company and the lenders and agents party thereto, as amended (the “Credit Agreement”), an aggregate of approximately 3,324,059.20 Series B Ordinary Shares and approximately 756,986.00 Series B Preference Shares (collectively, the “Second Lien Second Closing Shares”); and

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to the Note Purchaser Shareholders an aggregate of approximately 367,862.59 Series B Ordinary Shares and approximately 83,773.11 Series B Preference Shares (collectively, the “Note Purchaser Second Closing Shares” and, together with the Second Lien Second Closing Shares, the “Second Closing Shares”).

As provided in the Shareholders Agreement, if the cash repayment in full of the Loans outstanding under the Credit Agreement does not occur prior to the Second Closing Date, the issuance of the Second Closing Shares must take place at a closing to be held on the Second Closing Date. The Company does not anticipate that the Loans will be discharged prior to the Second Closing Date. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Shareholders Agreement.

As required by the Shareholders Agreement, on the Second Closing Date, the Second Lien Second Closing Shares will be allocated ratably, including fractional shares, to each Second Lien Shareholder according to the aggregate principal amount of outstanding Loans held by each such Second Lien Shareholder as of the Second Closing Date, and the Note Purchaser Second Closing Shares will be allocated ratably, including fractional shares, to each Note Purchaser Shareholder according to the aggregate amount of Note Purchaser Shares held by each such Note Purchaser Shareholder as of the Second Closing Date. If a Second Lien Shareholder transferred its Loans prior to the Second Closing Date, then the Company will issue the Second Lien Second Closing Shares, ratably, to each transferee (instead of to the transferor) according to the aggregate principal amount of each such transferee’s outstanding Loans as of the Second Closing Date, subject to the execution by such transferee of a joinder and the satisfaction of other conditions specified in the Shareholders Agreement. The Shareholders Agreement does not provide for any distribution to be made in respect of the 12% Senior Secured Notes due 2015 of Stratus Technologies Bermuda Ltd. or the 12% Senior Secured Notes due 2015 of Stratus Technologies, Inc.

To facilitate the issuance of the Second Closing Shares, the Company is establishing an effective record date of April 22, 2013 (the “Record Date”). The Second Closing Shares will be issued to the applicable holders of record as of the close of business on the Record Date, as indicated in the books and records maintained by the Company, by Wilmington Trust, National Association, as agent under the Credit Agreement, and by Coson Corporate Services Limited, as transfer agent and registrar for the Series B Ordinary Shares and the Series B Preference Shares. Accordingly, from the Record Date through the Second Closing Date, the settlement of any assignments of rights and obligations under the Credit Agreement and the registration of any transfers of Series B Ordinary Shares or Series B Preference Shares will be delayed. Any such settlements or transfers are anticipated to occur as soon as practicable following the Second Closing Date.

Prior to the Second Closing Date, the Company will provide separate notices to each of the Second Lien Shareholders, Loan holders and Note Purchaser Shareholders entitled to receive Second Closing Shares. Such notice will specify the number of Second Closing Shares expected to be issued to each such holder (calculated based on their holdings as of an earlier date) on the Second Closing Date and will include additional instructions regarding the receipt of Second Closing Shares in the issuance.

For more information regarding the issuance of the Second Closing Shares on the Second Closing Date, please contact a representative of the Company at: stock.administration@stratus.com.

About Stratus

Stratus delivers uptime assurance for the applications its customers depend on most for their success. With its resilient software and hardware technologies, together with proactive availability monitoring and management, Stratus products help to save lives and to protect the business and reputations of companies, institutions, and governments the world over. To learn more about worry-free computing, visit www.stratus.com.

Forward-Looking Statements: This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). You are cautioned that such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements. Such risks and uncertainties include, but are not limited to: the continued acceptance of the Company’s products by the market; the Company’s ability to enter into new service agreements and to retain customers under existing service contracts; the Company’s ability to source quality components and key technologies without interruption and at acceptable prices; the Company’s ability to comply with certain covenants in the governing documents for the Company’s credit facilities and other debt instruments; the Company’s ability to refinance indebtedness when required; the Company’s reliance on sole source manufacturers and suppliers; the presence of existing competitors and the emergence of new competitors; the Company’s financial condition and liquidity and the Company’s leverage and debt service obligations; economic conditions globally and in the Company’s most important markets; developments in the fault-tolerant and high-availability server markets; claims by third parties that the Company infringes upon their intellectual property rights; the Company’s success in adequately protecting its intellectual property rights; the Company’s success in maintaining efficient manufacturing and logistics operations; the Company’s ability to recruit, retain and develop appropriately skilled employees; exposure for systems and service failures; fluctuations in foreign currency exchange rates; fluctuations in interest rates; current risks of terrorist activity and acts of war; the impact of changing tax laws; the impact of changes in policies, laws, regulations or practices of foreign governments on the Company’s international operations; and the impact of natural or man-made disasters. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to further update such forward-looking statements.

© 2013 Stratus Technologies Bermuda Ltd. All rights reserved.

Stratus® is a trademark or registered trademark of ours. All other trade names, service marks and trademarks appearing in this press release are the property of their respective holders. Our use or display of other parties’ trade names, service marks or trademarks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name, service mark or trademark owners.